Filed pursuant to Rule 424(b)(5)
Registration Nos. 333-170832
and 333-144831

PROSPECTUS SUPPLEMENT

(to Prospectuses dated December 10, 2010 and October 18, 2010)

5,360,000 Shares

Common stock

GeoResources, Inc. is offering 4,500,000 shares of its common stock. The selling shareholders identified in this prospectus supplement are offering an additional 860,000 shares of common stock. We will not receive any proceeds from the sale of shares by the selling shareholders.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “GEOI”. The last reported sale price of our common stock on The Nasdaq Global Select Market on January 12, 2011 was $25.81 per share.

Investing in our common stock involves risks. See “Risk Factors” in this prospectus supplement beginning on page S-14.

	Per share	Total
Initial price to public	$25.00	$134,000,000
Underwriting discounts and commission	$ 1.25	$ 6,700,000
Proceeds, before expenses, to GeoResources, Inc.	$23.75	$106,875,000
Proceeds, before expenses, to selling shareholders	$23.75	$ 20,425,000

We and the selling shareholders have granted the underwriters a 30-day option to purchase up to an additional 804,000 shares of common stock from us and the selling shareholders on a pro rata basis at the initial public offering price less the underwriting discounts and commissions if the underwriters sell more than 5,360,000 shares of common stock in this offering.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about January 19, 2011.

Sole Book-Running Manager

Wells Fargo Securities

Co-Managers

C. K. Cooper & Company
Rodman & Renshaw, LLC
Johnson Rice & Company L.L.C.
Madison Williams
BMO Capital Markets
Global Hunter Securities

Prospectus dated January 12, 2011.

S-i

You may rely on the information contained in this prospectus supplement, the accompanying prospectuses and any free writing prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectuses and any free writing prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectuses and any free writing prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus supplement, the accompanying prospectuses and any free writing prospectus is correct as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. None of this prospectus supplement, the accompanying prospectuses and any free writing prospectus is an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

AND THE PROSPECTUSES

This prospectus supplement and the accompanying prospectuses are part of registration statements that we filed with the U.S. Securities and Exchange Commission (“SEC”). The registration statement covering the shares offered by the selling shareholders (File No.: 333-144831) became effective on August 13, 2007 and the shelf registration statement covering the shares offered by us (File No.: 333-170832) became effective on December 9, 2010. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectuses and documents incorporated by reference in this prospectus supplement. The second part consists of two accompanying prospectuses, which give more general information, some of which does not apply to this offering. You should read this entire prospectus supplement, as well as the accompanying prospectuses and the documents incorporated by reference in this prospectus supplement that are described under “Where You Can Find More Information” and “Incorporation by Reference”. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectuses or any document incorporated by reference herein, you should rely on the information contained in this prospectus supplement.

This prospectus supplement and the accompanying prospectuses do not contain all of the information set forth in the registration statements, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the selling shareholders and the securities offered hereby, reference is made to the registration statements and the exhibits that are a part of the registration statements.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectuses and the documents we incorporate by reference. We and the selling shareholders have not and the underwriters have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling shareholders are not and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information included in this prospectus supplement and the accompanying prospectuses is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement to “we”, “our”, “us”, “the Company”, or “GeoResources” refer to GeoResources, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference in this prospectus supplement, including the financial statements and the notes thereto, for a more complete understanding of our business. You should pay special attention to the “Risk Factors” section beginning on page S-14 of this prospectus supplement, as well as the risk factors described in our 2009 Annual Report on Form 10-K and in our Form 10-Q for the period ended September 30, 2010, before making an investment decision.

Company Overview

We develop, acquire, discover and produce crude oil and natural gas in the Southwest, Gulf Coast and Williston Basin regions of the United States through the assembly of undeveloped acreage, exploration and development drilling, purchases of producing and undeveloped reserves and re-engineering of properties. Our management and technical staff have extensive operational, geological, geophysical and engineering expertise in our areas of operation. Our executive management team also has extensive oil and gas administrative, financial and acquisition and divestiture-related experience.

We pursue a value-driven growth strategy with a clear focus on rates of return and shareholder value. We believe our strategy effectively manages the risks associated with oil and gas operations while providing significant upside potential in relation to reserves, production and cash flow growth. We assemble significant acreage positions in prospective trends, or to a lesser extent, individual prospects, which have the potential for oil and gas development. At present, the bulk of our acreage and drilling inventory is focused in the Bakken trend of the Williston Basin and the Eagle Ford trend of Texas. We also have an inventory of other unconventional and conventional drilling locations, the majority of which are held by producing properties, and therefore have reduced risk related to lease expirations. When economically attractive, we will also purchase proved reserves in our focus areas through asset or corporate acquisitions and mergers. We also conduct comprehensive geological, geophysical and re-engineering studies within existing fields and in regional proximity to fields in order to exploit development and exploration opportunities. Also, from time to time we divest assets to high-grade our property portfolio, particularly when we believe the majority of value has been realized.

For the nine months ended September 30, 2010, our net production averaged 5,088 Boe/d, which was 56% oil and 44% natural gas, net to our interests in all of our properties. As a result of our oil-weighted development activities, we expect oil production to increase as a percentage of our total production. See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the period ended September 30, 2010, which is incorporated herein by reference. See “Incorporation by Reference”.

At December 31, 2009, we had leasehold interests in 281,883 gross (125,068 net) developed acres and 195,491 gross (91,427 net) undeveloped acres primarily in seven states, and owned 653 gross (262.2 net) producing oil wells and 447 gross (202.4 net) gas wells. Our average working interest in our properties at December 31, 2009 was 39%. For more information regarding our operations and assets, see “Item 2. Properties” in our 2009 Annual Report on Form 10-K and Form 10-K/A, which are incorporated herein by reference. See “Incorporation by Reference”.

Description of Noteworthy Properties

We are the operator of the properties containing approximately 80% of our proved oil and gas reserves. As operator we are able to directly influence production, development and production operations. We are selective in participating in non-operated properties and these participations are dependent on the technical and economic nature of the projects and the expertise and financial standing of the operators. The following is a description of certain of our operated and non-operated producing oil and gas properties. We believe that many of our fields have significant exploitation and exploration upside potential.

Bakken Shale and Three Forks Formations, Williston Basin Overview

We believe the Bakken Shale and Three Forks formations in the Williston Basin represent a large North American oil deposit. A report issued by the United States Geological Survey, or USGS, in April 2008 classified the Bakken formation as the largest continuous oil accumulation ever assessed by it in the contiguous United States. Our Williston Basin, Bakken Shale properties are located primarily in Mountrail and Williams Counties, North Dakota and in Roosevelt and Richland Counties, Montana. We presently have working interests in approximately 46,000 net acres of which, 24,000 net acres are in Williams County, 13,000 net acres are in Mountrail County and 9,000 net acres are in Roosevelt and Richland Counties.

Williams County, North Dakota — Our Williams County project area is comprised of 24,000 net acres, representing a 47.5% working interest where we operate forty 1,280 acre units and have a significant interest in an additional forty-two 1,280 acre units. We have drilled and completed the Carlson 1-11H (47.5% working interest) and it is producing to sales. This well was followed by the Siirtola 1-28-33H (34% working interest) which has been drilled and cased and is waiting on a fracture stimulation which is expected in February 2011. We are currently drilling the Anderson 1-24-13H (35% working interest) and participating in the Oasis Petroleum-operated Gimstvedt 5703 42-34H (3.3% working interest) which is undergoing completion operations. We continue to lease or otherwise acquire or trade for acreage within this project area, with the intent of increasing the ownership position of our group to a majority of the spacing unit, thereby increasing the likelihood that we will be designated operator by regulatory authorities.

Roosevelt and Richland Counties, Montana — We have acquired approximately 9,000 net acres in Roosevelt and Richland Counties where we operate sixteen 1,280 acre units and have non-operated interests in additional 640 and 1,280 acre units. We have participated with Slawson Exploration Company, Inc. (“Slawson”), one of the largest private operators in the Williston Basin, in the Renegade #1-10H (25% working interest) which is currently producing. Slawson is currently drilling the offsetting Battalion 1-3H (25% working interest). We are also participating with Brigham Exploration Company in the Swindle 16-9 #1H (9.375% working interest) which has been drilled and is waiting on fracture stimulation. We expect to drill one Ratcliffe formation well (a vertical proved undeveloped location) in the first quarter of 2011. In this well we plan to core the Middle Bakken and Three Forks formations, and thereafter intend to drill one Middle Bakken well in surrounding acreage. After these two wells are drilled, we expect to move the drilling rig back to Williams County, North Dakota.

Mountrail County, North Dakota — Our principal drilling activities in Mountrail County are conducted through a joint venture with Slawson, but we also participate in this area with several other industry participants. We have varying working interests in the 13,000 net acres ranging from 10% to 18%. To date, over 75 joint venture wells have been drilled by Slawson and we also have nominal interests in over 230 wells with other operators that are producing or are in various stages of drilling and completion. For the quarter ended September 30, 2010, the production net to our interest was approximately 1,120 Boe/d (95% oil). At present, Slawson is drilling wells in the southern area of our joint venture using four drilling rigs.

Eagle Ford Trend

Our Eagle Ford properties are located in Atascosa, Fayette, Gonzales and McMullen counties of Texas where we currently have working interests in approximately 21,000 net acres. In southwest Fayette County, we have entered into agreements with an industry partner, which established an area of mutual interest, resulted in a cash payment for a 50% undivided interest in 20,000 leased acres (as of October, 2010), provided for the drilling and completion of six wells without cost to us and provides us with a retained overriding royalty interest and also for additional leasing. Our initial drilling unit is the 900 acre Flatonia East Unit #1H, which we expect to begin drilling during January 2011. We have a 50% working interest in this drilling unit and we are the operator for the entire project. Our net working interests in our Eagle Ford acreage range from 32.5% to 65%.

Other Properties

Giddings Field — Our Giddings Field properties are located in Brazos, Burleson, Fayette, Grimes, Lee, Montgomery and Washington Counties, Texas. We operate all but two of these properties, which consist of 68 gross wells that are producing from the Cretaceous Austin Chalk interval. All of the wells are horizontal producers that initially flow at high rates and subsequently produce through rod pumps, compression, and other production methods. We have an average direct working interest of 36% and an average net revenue interest of 28% in this field. In addition, we are the general partner and 30% owner of a limited partnership that owns an average 56% working interest with an average 43% net revenue interest in the Giddings Field. Our acreage position is 35,804 net acres, with approximately 29,406 net acres held directly and approximately 6,398 net acres held through our interest in the limited partnership. From 2007 to early 2010, when we suspended our drilling operations due to low gas prices, we drilled 16 wells with a 100% success rate. We have 20 remaining Austin Chalk drilling locations and believe the acreage is prospective for the Yegua, Eagle Ford and Georgetown formations. For the quarter ended September 30, 2010, the production net to our interest in the Giddings Field was approximately 1,370 Boe/d (5% oil). An additional 503 Boe/d (5% oil) was attributable to our share of the limited partnership.

South Louisiana — Our south Louisiana fields include both operated and non-operated properties, which generate positive cash flow and, in our view have considerable exploration potential. Our St. Martinville Field is located in St. Martin Parish, Louisiana. The field consists of 12 gross producing wells, which produce from numerous Miocene sand intervals. The wells are on rod-pump or electric submersible pumps. We operate the field and have an average working interest of 97%. We own the majority of the minerals resulting in a net revenue interest of approximately 91%. The Conoco Fee A-53 was drilled and completed during the fourth quarter of 2010 and is expected to begin production in early 2011. We continue to work the 3-D seismic and subsurface geologic well control and expect to identify additional drilling locations. For the quarter ended September 30, 2010, the production net to our interest in this field was approximately 144 Boe/d (100% oil). Our Eloi Bay complex is located in Louisiana state waters offshore St. Bernard Parish, Louisiana in five to 10 feet of water. This non-operated complex has 54 gross producing wells. Our working interests in these wells vary between 12% and 50%. Across the complex as a whole, our average working interest is 46% and our average net revenue interest is 39%. For the quarter ended September 30, 2010, the production net to our interests in the complex was approximately 392 Boe/d (100% oil). Our Quarantine Bay Field is located in Louisiana State waters offshore Plaquemines Parish, Louisiana in six to 15 feet of water. The majority of field pay zones have been developed at depths above 10,500 feet. At present, the field has 32 gross producing wells. We have an average working interest in these wells of 7% and an average net revenue interest of 5%. However, we have a 33% working interest in deeper potential which are generally below 11,500 feet but are further defined in assignments. Our smaller working interest in the shallow production provides cost effective access to production facilities. We believe significant exploration potential exists below field pays. For the quarter ended September 30, 2010, the production net to our interest in this field was approximately 42 Boe/d (100% oil).

South Texas — Our south Texas fields include the Odem Field, located in San Patricio County; the Driscoll Field, located in Duval County; and the Chittim Ranch Field, located in Maverick County. Productive formations include the Frio/Miocene, Jackson/Yegua and Glen Rose intervals. The fields produce with the aid of rod pumps, gas lift and low pressure gathering systems. We operate these fields and our working interests in them range from 44% to 98% and our net revenue interests range from 35% to 86%. For the quarter ended September 30, 2010, the production net to our interest in these fields was approximately 458 Boe/d (42% oil).

West Texas and New Mexico — Our west Texas and New Mexico fields include our Harris Field, located in Gaines County, Texas; our MAK Field, located in Andrews County, Texas; and other fields located in Eddy and Lea Counties, New Mexico. Productive formations include the San Andres, Spraberry, Seven Rivers, Queen and Grayburg intervals. The fields produce with the aid of rod pumps. We operate these fields and our working interests in them range from 68% to 100% and our net revenue interests range from 52% to 78%. For the quarter ended September 30, 2010, the production net to our interests in these properties was approximately 254 Boe/d (76% oil).

Other Williston Basin Fields — We also operate other fields in Montana and North Dakota, including the Fairview, Fort Gilbert and Mondak Fields in Richland County, Montana, the Froid South Field in Roosevelt County, Montana and the Starbuck Madison Unit, Southwest Starbuck Field, the Landa, Northeast Landa, Sherman and Wayne Fields in Bottineau County, North Dakota. The Montana fields are comprised of 12 gross producing wells from the Mission Canyon interval through the Red River interval. We have an average working interest of 72% with a 61% net revenue interest in these fields. The Froid area has become prospective for Bakken formation production with recent well activity in the area and we control five potential 1,280 acre drilling units and have working interests in two possible additional drilling units. The Sherman/Wayne Fields consist of 20 gross producing wells, which produce from the Mississippian Wayne interval. We have an average working interest in the fields of 80%, with an average net revenue interest of 70%. The Landa/Northeast Landa area has 15 gross producing wells from the Spearfish and Madison intervals. We have a 92% average working interest and a 78% average net revenue interest in these wells. The Starbuck Madison Unit and Southwest Starbuck Field have been unitized and water-flood operations are underway. We operate the units and at the Starbuck Madison Unit have an average working interest of approximately 96% and an average net revenue interest of 81%. At Southwest Starbuck, we have a 98% working interest and a 75% net revenue interest. For the quarter ended September 30, 2010, the production net to our interest in these Williston Basin Fields, excluding the Bakken and Starbuck areas, was approximately 362 Boe/d (99% oil).

Capital Budget

We have initiated drilling on our operated Bakken acreage in the Williston Basin and our Bakken non-operated holdings continue to be actively developed. In addition, we are currently planning to begin drilling our first Eagle Ford well early in the first quarter of 2011. Those projects represent the bulk of our planned capital expenditures for 2011, as set forth in the table below.

We are working to expand our acreage and drilling inventory and therefore actual capital expenditures could shift toward additional opportunities. In addition, factors such as commodity prices and well performance could result in significant changes to our capital spending. Also, the actual timing and amount of capital expenditures could differ significantly, due to cost increases, demand and supply of services, required regulatory approvals and other factors, all beyond our control.

While industry circumstances may require us to make adjustments, it is our current intent to continue and possibly accelerate our Bakken and Eagle Ford drilling depending on drilling results, oil prices and availability of equipment. To a lesser extent, we intend to drill certain locations in the Austin Chalk and certain of our prospects on the Gulf Coast, but those projects could be deferred in favor of increased activity in other areas or so long as low natural gas prices prevail. Our current estimate of our capital spending for 2011 is as follows:

	(in Millions)	Percent of Budget
Bakken — operated(1)	$29.5	25.9%
Bakken — non-operated(2)	21.0	18.4
Eagle Ford(3)	15.8	13.9
Giddings Field(4)	8.3	7.3
Louisiana(5)	7.8	6.8
Acreage and seismic(6)	25.0	21.9
Other drilling and operations	6.6	5.8

Total	$114.0	100.0%

(1)	Represents approximately $26.0 million allocated to our operated Bakken drilling project in Williams County, North Dakota. The remaining $3.5 million represents planned drilling on Bakken spacing units we control in eastern Montana. In Williams County, North Dakota, we expect to complete drilling our initial three wells in the first quarter of 2011. We are further planning to resume drilling in the late spring of 2011 after a reasonable time to complete the wells and evaluate performance. Depending on drilling results, our current plan calls for adding a second rig in mid-2011.

(2)	Represents continuation of our non-operated program. Approximately $17.5 million represents activities in Mountrail County, North Dakota and $3.5 million represents planned drilling in eastern Montana.

(3)	Represents our net estimated cost of drilling 13 planned wells where we have a 50% carried interest in six wells at no cost to us.

(4)	Represents our net estimated cost of drilling three wells in the Giddings Field, Texas.

(5)	Represents our net estimated cost of drilling seven wells in the St. Martinville Field and one well at Quarantine Bay, Louisiana.

(6)	Includes approximately $22.0 million allocated to acreage units and $3.0 million allocated to seismic activities. We intend to continue expanding our acreage positions in our focus areas and therefore, with success, our capital spending could exceed the amounts shown above. These potential expenditures relating to additional acreage positions and associated capital expenditures cannot be estimated with any precision and, accordingly, are not reflected in the above estimates.

Pending success and continuing favorable industry and economic conditions, our current estimate of capital expenditures for 2012 is approximately $173.0 million, largely directed toward continued Bakken and expanded Eagle Ford drilling and incremental acreage acquisitions. We believe a benefit of our property portfolio is that the vast majority of our acreage was acquired in late 2009 and 2010 or is held-by-production. Given our drilling plans, we estimate our expenditures to maintain leases over the next two years to be approximately $3.0 million. The substantial majority of our non-producing leases have a remaining term of two-to-five years. Accordingly, we believe remaining lease terms provide for the orderly and cost effective development of our acreage and at present we do not believe we are subject to any material lease expirations or significant future incremental carrying costs.

Our Business Strategy

We create value by developing, acquiring and discovering oil and gas reserves through a value-driven growth strategy that includes the assembly of significant acreage or prospect positions, the exploitation and development of our acreage, property acquisitions, exploration, cost control and asset rationalization. We operate the majority of our assets to effectively and cost efficiently direct or influence drilling and development. In addition, we seek to mitigate price volatility through commodity price hedging. In implementing our strategy, we seek to:

•	Establish and expand acreage positions in resource plays with significant development potential;

•	Solicit partners into joint ventures, on a promoted basis, to increase controlled acreage positions, reduce financial risk and enhance our economics;

•	Implement continuous and cost effective drilling programs intended to increase proved reserves and production;

•	Acquire oil and gas properties in focus areas, which we believe have significant producing reserves and development and exploration potential;

•	Implement re-engineering and development programs within existing fields to extend field life, increase proved reserves, lower per unit costs, and enhance economics;

•	Pursue exploration prospects on both new and existing properties;

•	Operate efficiently;

•	Focus on minimizing operating expenditures, including development costs, production and general and administrative expenses;

•	Selectively divest assets to upgrade our property portfolio and maximize returns for our investors;

•	Maintain a fundamentally sound capital structure; and

•	Hedge a portion of our production to provide a foundation of predictable cash flows to support our activities.

We believe our strategy is appropriate because it:

•	Addresses multiple risks of oil and gas operations while providing shareholders with significant upside potential;

•	Results in “staying-power”, which management believes is essential to mitigate the adverse impacts of volatile commodity prices and financial markets; and

•	Is a strategy employed successfully in prior entities formed, acquired and operated by management.

Our Competitive Strengths

•

Experienced management team and technical staff with significant ownership stake.    Our executive management team has an average of over 30 years of industry experience and has a successful track record of creating value for investors in previous companies. Our management team has extensive experience in acquiring, assembling, developing, operating and selling oil and gas properties in our areas of operation. Our technical staff has specific, recognized expertise in each area of our operations. Our management team, board of directors and their affiliates own 32% of our common stock.

•

Strong asset base.    Our assets are diverse and strategically located in the Southwest, Gulf Coast and Williston Basin regions of the United States. We also maintain a relatively balanced mix of oil versus natural gas focused properties, reserves and production. We operate properties containing approximately 80% of our oil and gas reserves which provides us with greater control over drilling, and selection of completion and production equipment.

•

Significant identified growth opportunities.    We have a substantial inventory of prospects to drill and develop in our areas of operation. We have identified in excess of $400 million of potential capital expenditures, including the planned expenditures included in our capital budget outlined above, as well as other development and exploratory drilling. This amount could be further expanded if our acreage supports increased density wells in the Bakken and Eagle Ford trends as has been predicted by certain industry participants and others within the financial community. See “Prospectus Supplement Summary — Capital Budget”.

•

Strong financial position.    Our operations generate a significant level of production and cash flow. We maintain a moderate level of leverage and as of January 12, 2011 had $58.0 million of excess borrowing capacity on our senior revolving line of credit. Our cash flow profile and excess borrowing capacity provide us with the opportunity to continue our capital programs without undue dependency on capital markets and provide the ability to develop our asset base and seize acquisition opportunities as they arise.

Corporate Information

GeoResources, Inc. was incorporated in Colorado in 1958. Our principal offices are located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and our telephone number is (281) 537-9920. Our website is www.georesourcesinc.com. Unless specifically incorporated by reference in this prospectus supplement and the accompanying prospectuses, information that you may find on our website, or any other website, is not part of this prospectus supplement or the accompanying prospectuses.

A detailed discussion of our business is included in our 2009 Annual Report on Form 10-K and Form 10-K/A, and our Form 10-Q for the period ended September 30, 2010, all of which are incorporated herein by reference.

Summary Financial and Operating Data

The following tables show our summary historical consolidated financial and operating data for the periods and as of the dates indicated. The summary statement of operations for the years ended December 31, 2007, 2008 and 2009, the cash flow data for the years ended December 31, 2007, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 are derived from our audited consolidated financial statements. The summary statement of operations for the nine months ended September 30, 2009 and 2010, the cash flow data for the nine months ended September 30, 2009 and 2010 and the balance sheet data as of September 30, 2010 are derived from our unaudited interim consolidated financial statements. Results of operations for the nine months ended September 30, 2009 and 2010 are not necessarily indicative of the results of operations for the entire year or any future period.

You should read the following data in connection with “Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in Part II, Item 8 of our 2009 Annual Report on Form 10-K and Part I, Item 1 of our Quarterly Report on Form 10-Q for the period ended September 30, 2010. Our historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,			Nine Months Ended September 30,
($ in thousands, except per share data)	2007	2008	2009	2009	2010
				(unaudited)
Summary of Operating Data:
Production:
Oil (MBbls)	392	743	851	601	780
Natural Gas (MMcf)	1,648	2,962	4,944	3,430	3,656
Barrel of oil equivalent (MBoe)	667	1,236	1,675	1,173	1,389
Average realized prices (net of hedging):
Oil (per Bbl)	$67.20	$82.42	$61.09	$59.23	$70.51
Natural Gas (per Mcf)	$6.19	$8.12	$3.97	$3.95	$5.39

Summary of Operations:
Oil and gas revenues	$36,518	$85,263	$71,618	$49,109	$74,684
Total revenues	40,115	94,606	80,428	57,411	79,711
Lease operating and workover expenses	12,910	26,432	21,570	15,259	16,752
Severance taxes	2,880	7,517	3,623	3,161	4,843
Depletion and depreciation	7,507	16,007	22,409	15,503	18,517
Pretax earnings	7,949	21,291	14,842	12,520	27,436
Income tax expense	4,880	7,769	5,067	5,116	9,283
Net income	3,069	13,522	9,775	7,404	18,153
Net earnings per share:
Basic	$0.25	$0.87	$0.59	$0.46	$0.92
Diluted	$0.25	$0.86	$0.59	$0.46	$0.90

	As of December 31,		As of September 30,
($ in thousands)	2008	2009	2010
			(unaudited)
Balance Sheet Data:
Net property, plant and equipment	$181,580	$248,386	$272,842
Total assets	243,534	304,297	341,316
Working capital	11,883	11,946	29,812
Long-term debt	40,000	69,000	85,000
Stockholders’ equity	140,995	174,677	199,055

	Year Ended December 31,			Nine Months Ended September 30,
($ in thousands)	2007	2008	2009	2009	2010
				(unaudited)
Cash Flow Data:
Net cash flows provided by operating activities	$20,864	$42,338	$24,044	$12,928	$48,110
Net cash used in investing activities	(109,926)	(28,988)	(87,405)	(78,959)	(64,742)
Net cash provided by (used in) financing activities	107,275	(23,813)	62,054	64,000	16,103

Summary Reserve Data

The following table sets forth certain information with respect to estimates of our proved reserves and estimates of the proved reserves of SBE Partners, LP, or SBE Partners, in which we own a 30% partnership interest, and OKLA Energy Partners, LP, or OKLA Energy, in which we own a 2% partnership interest, as of December 31, 2007, 2008 and 2009. We refer to SBE Partners and OKLA Energy as the “Partnerships”. Our historical reserve data is based on estimates of our proved reserves set forth in reserve reports prepared by our independent petroleum engineer, Cawley, Gillespie & Associates, Inc. The Partnerships’ historical reserve data is based on estimates of the Partnerships’ proved reserves set forth in reserve reports prepared by Cawley, Gillespie & Associates, Inc., which we adjusted based on our ownership interests in the Partnerships to reflect our share of the estimates of the Partnerships’ proved reserves. Cawley, Gillespie & Associates, Inc. was not involved in making such adjustments. Estimates of proved reserves at December 31, 2007 and 2008 were determined using the last day of the year cash prices. For December 31, 2007, these prices were $96.01 per Bbl for crude oil and $7.47 per Mcf of natural gas. For December 31, 2008, these prices were $44.60 per Bbl for crude oil and $5.62 per Mcf of natural gas. Estimates of proved reserves at December 31, 2009 were determined using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month within the period ended December 31, 2009. These prices were $61.18 per Bbl for crude oil and oil equivalents and $3.83 per Mcf of natural gas.

We have completed our mid-year reserve report and, based on our internal evaluation, our proved reserves increased 11.6% to 23.1 MMBoe (without Partnership interests) as of June 30, 2010, compared to proved reserves of 20.7 MMBoe (without Partnership interests) at December 31, 2009. The increase in proved reserves in the first half of 2010 primarily resulted from acquisitions and drilling activity within our Bakken non-operated program. Estimates of proved reserves at June 30, 2010 were determined using the 12-month unweighted arithmetic average of the first-of-the-month price for each month within the 12-month period ended June 30, 2010. These prices were $75.76 per Bbl of crude oil and oil equivalents and $4.06 per Mcf of natural gas.

Cawley, Gillespie & Associates, Inc. is expected to prepare our year-end 2010 reserve report, consistent with past practice. Cawley, Gillespie & Associates, Inc. was not involved in our internal evaluation of our proved reserves at June 30, 2010.

In July 2010, effective May 1, 2010, we closed an acquisition of 39 producing oil and gas wells in the Giddings Field of central Texas. This acquisition has been incorporated into our June 30, 2010 reserve report based on our internal evaluation of proved reserves.

Through our Slawson joint venture, we have participated in the drilling of 17 wells in the Bakken trend that were not in our December 31, 2009 reserve report, but are included in our June 30, 2010 reserve report because they were classified as non-proved at December 31, 2009 and were classified as proved developed (either producing or proved developed non-producing) as of June 30, 2010. Also included in this June 30, 2010 update were 28 Bakken PUD locations that were not a part of the prior reserve reports. These additional locations became proved under SEC guidelines due to either regulatory approval or successful offset completions.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as change in product prices and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

	As of December 31,			June 30, 2010
	2007	2008	2009
GeoResources-Estimated proved oil and natural gas reserves:(1)
Oil reserves (MBbls)
Proved developed	8,921	7,522	9,221	10,519
Proved undeveloped	1,823	1,271	2,198	3,022

Total	10,744	8,793	11,419	13,541
Natural gas reserves (MMcf):
Proved developed	26,427	25,025	38,138	40,100
Proved undeveloped	3,383	9,771	17,298	16,979

Total	29,810	34,796	55,436	57,079
Total proved developed reserves (MBoe)	13,326	11,693	15,577	17,202
Present value of estimated future net revenues (PV-10%) (2) (in thousands)	$381,991	$150,616	$217,591	$319,094
Standardized measure of discounted future net cash flows (in thousands)	$278,646	$120,619	$174,100	$241,517
Partnerships-Estimated proved oil and natural gas reserves:(1)
Oil reserves (MBbls)
Proved developed	277	58	45	48
Proved undeveloped	74	61	10	10

Total	351	119	55	58
Natural gas reserves (MMcf):
Proved developed	10,154	12,227	7,821	7,435
Proved undeveloped	2,927	4,510	613	613

Total	13,081	16,737	8,434	8,048
Total proved developed reserves (MBoe)	1,969	2,096	1,349	1,287
Present value of estimated future net revenues (PV-10%) (2) (in thousands)	$34,591	$30,272	$10,672	$11,150
Standardized measure of discounted future net cash flows (in thousands)	$22,449	$17,871	$7,335	$7,297
Other reserve data:
Oil as a percent of total proved reserve quantities:
Direct interests	68%	60%	55%	59%
Partnership interests	14%	4%	4%	4%
Proved developed reserves as a percent of total proved reserves:
Direct interests	85%	80%	75%	75%
Partnership interests	78%	72%	92%	92%

(1)

The reserve quantities and values in the table above under “GeoResources – Estimated proved oil and natural gas reserves” do not include our interest in SBE Partners or OKLA Energy. We hold direct working interests in the Giddings Field and we also hold the 30% general partner interest of SBE Partners, which owns controlling interests in the producing wells and developmental acreage in that field. We hold direct working interests in producing oil and gas properties located throughout Oklahoma and we also hold the general partner interest of OKLA Energy, which owns a larger interest in those same producing oil and gas properties. Our 2% general partner interest reverts to 35.66% when the limited partner realizes a contractually specified rate of return. Information in the tables above under “Partnerships – Estimated proved oil and natural gas reserves” represents our estimated share (inclusive of our reversionary interests) of the Partnerships’ proved reserves and present value of estimated future net revenues discounted at 10% (in thousands of dollars), using SEC guidelines.

(2)	PV-10% value (“PV-10%”) is not a measure under generally accepted accounting principles in the United States (“GAAP”) and differs from the corollary GAAP measure “standardized measure of discounted future net cash flows” in that PV-10% is calculated without regard to future income taxes. Management believes that the presentation of PV-10% values is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our estimated proved reserves and our estimated share of the Partnerships’ proved reserves independent of our individual income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to our reserves. Because many factors that are unique to each individual company affect the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, management uses, and believes the industry generally uses, the PV-10% measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties.

PV-10% is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. For our presentation of the standardized measure of discounted future net cash flows, please see “Note O. Supplemental Financial Information for Oil and Gas Producing Activities (Unaudited)” in the Notes to Consolidated Financial Statements in Part II, Item 8 of our 2009 Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement. The table below provides a reconciliation of PV-10% to standardized measure of discounted future net cash flows (in thousands) for the years indicated.

	As of December 31,			June 30, 2010
Non-GAAP reconciliation	2007	2008	2009
The following table reconciles our direct interest in oil and gas reserves (in thousands):
Present value of estimated future net revenues (PV-10%)	$381,991	$150,616	$217,591	$319,094
Future income taxes discounted at 10%	103,345	29,997	43,491	77,577

Standardized measure of discounted future net cash flows	$278,646	$120,619	$174,100	$241,517

The following table reconciles our indirect interests, through our affiliated partnerships, in oil and gas reserves (in thousands):
Present value of estimated future net revenues (PV-10%)	$34,591	$30,272	$10,672	$11,150
Future income taxes discounted at 10%	12,142	12,401	3,337	3,853

Standardized measure of discounted future net cash flows	$22,449	$17,871	$7,335	$7,297

Summary of the Offering

Common stock offered by us	4,500,000 shares (5,175,000 if the underwriters’ option to purchase additional shares is exercised in full)

Common stock offered by the selling shareholders	860,000 shares (989,000 if the underwriters’ option to purchase additional shares is exercised in full)

Common stock to be outstanding after this offering	24,226,566 shares(1)(2)

NASDAQ Global Select Market symbol	GEOI

Use of proceeds	We expect the net proceeds we receive after deducting underwriting discounts and estimated offering expenses from this offering to be approximately $106.6 million ($122.6 million if the underwriters exercise their option to purchase additional shares of common stock in full). We expect to utilize substantially all of the net proceeds from the sale of shares of common stock by us to pre-pay outstanding indebtedness under our credit agreement. Further, we expect to use any remaining net proceeds to us along with our cash flow and our credit facility to fund drilling and development expenditures on our Bakken and Eagle Ford acreage and for incremental leasehold acquisitions. See “Use of Proceeds”.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our existing credit agreement limits our ability to pay dividends and make other distributions.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors” beginning on page S-14.

Conflicts of interest	An Affiliate of Wells Fargo Securities, LLC is a lender and the administrative agent under our credit agreement and may receive more than five percent of the net proceeds of the offering. See “Use of Proceeds”. Thus, Wells Fargo Securities, LLC has a “conflict of interest” as defined in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. See “Underwriting (Conflicts of Interest) — Conflicts of Interest”.

(1)	The number of shares of common stock outstanding after the offering is based on 19,726,566 shares of common stock outstanding as of January 12, 2011, and excludes 1,494,350 shares issuable upon the exercise of (A) outstanding stock options awarded to our employees, executive officers and directors under our Amended and Restated 2004 Employees’ Stock Incentive Plan, and (B) outstanding warrants to acquire 613,336 shares of common stock.

(2)	If the underwriters’ option to purchase additional shares is exercised in full, 24,901,566 shares will be outstanding.

RISK FACTORS

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our 2009 Annual Report on Form 10-K and our Form 10-Q for the period ended September 30, 2010, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of shares of our common stock could decline, and you could lose part or all of your investment.

Risks Related to the Oil and Natural Gas Industry and Our Business

Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed, and in the future we intend to continue to finance, capital expenditures primarily with cash generated by operations, proceeds from bank borrowings, including under existing facilities, and sales of our equity securities. Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold;

•	our ability to acquire, locate and produce new reserves;

•	global credit and securities markets; and

•	the ability and willingness of lenders and investors to provide capital and the cost of that capital.

If our revenues or the borrowing base under our credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Our credit facility restricts our ability to obtain new debt financing. There can be no assurance as to the availability or terms of any additional financing.

If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible reduction in the amount of our properties and a decline in our natural gas and oil reserves as well as our revenues and results of operations.

Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, natural gas and oil prices, costs and drilling results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our vendors, customers and by counterparties to our price risk management arrangements. Some of our vendors, customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Many of our vendors, customers and counterparties finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. Over the past few years, there has been a significant decline in the credit markets and the availability of credit. Additionally, many of our vendors’, customers’ and counterparties’ equity values have declined. The combination of reduction of cash flow resulting from declines in commodity prices and the lack of availability of debt or equity financing may result in a significant reduction in our vendors’, customers’ and counterparties’ liquidity and ability to make payments or perform on their obligations to us. Even if our credit reviews work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our vendors, customers and/or counterparties could adversely affect our business.

The unavailability of fracturing services in the Bakken trend in North Dakota and the Eagle Ford trend in Texas could adversely affect our ability to execute our exploration and development plans within our budget and on a timely basis.

Shortages of service providers for the fracturing services required for well completion in the Bakken trend in North Dakota and the Eagle Ford trend in Texas could delay or adversely affect our development and exploration operations or cause us to incur significant expenditures that are not provided for in our capital budget, which could have a material adverse effect on our business, financial condition or results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays and inability to book future reserves.

Legislation has been proposed in Congress to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. We engage third parties to provide hydraulic fracturing or other well stimulation services to us in connection with several wells or proposed wells for which we are the operator. Sponsors of bills currently pending before the Senate and House of Representatives have asserted that chemicals used in the fracturing process may be adversely impacting drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process are impairing groundwater or causing other damage. These bills, if adopted, could establish an additional level of regulation at the federal or state level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. Certain states have adopted or are considering similar disclosure legislation, and preventing us from accessing, developing and booking reserves in the future. Certain states and other agencies have adopted or are considering similar disclosure legislation, moratoria or enforcement initiatives relating to hydraulic fracturing. These legislative and regulatory initiatives, to the extent they are adopted or continue, could adversely affect our ability to access, develop and book reserves in the future.

In March 2010, the United States Environmental Protection Agency announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on human health and the environment. The agency also announced that one of its enforcement initiatives for 2011 to 2013 would be to focus on environmental compliance by the energy extraction sector, and has already commenced one potential enforcement matter in Texas. This study and enforcement initiative could result in additional regulatory scrutiny that could make it difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

The recent adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivative contracts to reduce the effect of commodity price, interest rate and other risks associated with our business.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) is comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The Dodd-Frank Act requires the Commodity Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing certain portions of it by mid-July 2011. The CFTC has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt similar rules or include comparable provisions in its rulemaking under the new legislation. The financial reform legislation may require us to comply with margin requirements and with certain clearing and trade-execution requirements, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative contracts to spin off some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. The Dodd-Frank Act and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity contracts related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on us, our financial condition, and our results of operations.

Climate change legislation or regulations restricting emissions of “greenhouse gasses” could result in increased operating costs and reduced demand for oil and gas that we produce.

On December 15, 2009, the U.S. Environmental Protection Agency, or EPA, published its findings that emissions of carbon dioxide, methane, and other greenhouse gases, or “GHGs”, present an endangerment to public health and the environment because emissions of such gasses are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, effective as of when the motor vehicle standards took effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards for GHG that have yet to be developed. In addition, on November 8, 2010, the EPA adopted the final rule which expands its existing GHG reporting rule to include certain onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. The final rule is effective as of December 30, 2010 and requires reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. Our operations will likely be subject to the latter rule.

In addition, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and more than one-third of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. The adoption of any legislation or regulations that limits emissions of GHGs from our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations and could adversely affect demand for the oil and natural gas that we produce. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have in adverse effect on our assets and operations.

Risks Relating to Our Common Stock

The price of our common stock may be volatile.

The trading price of our common stock has historically fluctuated significantly. For example, during the 12 months ended December 31, 2010, the high sales price per share of our common stock on The NASDAQ Global Select Market was $23.44 and the low sales price per share was $11.29. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including:

•	fluctuations in commodity prices;

•	actual or anticipated fluctuations in operating results;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current shareholders, including sales of common stock by our directors, executive officers and their affiliates;

•	the arrival or departure of key personnel; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors may also affect the price of our common stock.

There may be future sales or other dilution of our equity which may adversely affect the market price of our common stock.

Except as described herein under “Underwriting (Conflicts of Interest) — Lock-Up Agreements”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering up to 4,500,000 shares of common stock (5,175,000 shares of common stock if the underwriters’ over-allotment option is exercised in full).

Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

There are a substantial number of shares of our common stock eligible for future sale in the public market. The sale of a large number of these shares could cause the market price of our common stock to fall.

There were 19,726,566 shares of our common stock outstanding as of January 12, 2011. As of that date, members of our management and their affiliates owned approximately 6,320,143 shares of our common stock, representing 32% of our outstanding common stock. Sale of a substantial number of these shares would likely have a significant negative effect on the market price of our common stock, particularly if the sales are made over a short period of time. These shares may be sold publicly pursuant to effective registration statements with the SEC.

If our shareholders, particularly management and their affiliates, sell a large number of shares of our common stock, the market price of shares of our common stock could decline significantly. Moreover, the perception in the public market that our management and affiliates might sell shares of our common stock could depress the market price of those shares.

As of January 12, 2011, we had warrants outstanding to acquire 613,336 shares of common stock, 1,494,350 shares of common stock underlying options granted under our stock option plan, and 475,500 shares reserved and available for future issuance under our stock option plan. The issuance of these new shares of common stock, the common stock offered by this prospectus supplement and the sale of additional shares of common stock that may become eligible for sale in the public market from time to time upon the exercise of warrants and stock options could have the effect of depressing the market price for our common stock.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. In addition, our credit agreement restricts our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time and from the issuance of preferred stock should we decide to do so in the future.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the accompanying prospectuses (and other documents to which they refer) are not statements of historical fact and constitute forward-looking statements within the meaning of the various provisions of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the statements specifically identified as forward-looking statements within this prospectus supplement and the accompanying prospectus. Many of these statements contain risk factors as well. In addition, certain statements in our future filings with the Securities and Exchange Commission (the “SEC”), in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Securities Act and the Exchange Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of capital expenditures, revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or board of directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “may”, “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for oil and natural gas;

•	changes in estimates of proved reserves;

•	declines in the values of our oil and natural gas properties resulting in impairments;

•	the timing and extent of our success in discovering, acquiring, developing and producing oil and natural gas reserves;

•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under our credit facility;

•	risks incident to the drilling and operation of oil and natural gas wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulation and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of oil and natural gas derivatives activities; and

•	conditions in the capital markets.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We expect the net proceeds we receive from this offering to be approximately $106.6 million, after deducting underwriters’ discounts and the estimated expenses of the offering. If the underwriters exercise their option to purchase additional shares in full, we expect the net proceeds we receive will be approximately $122.6 million. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

We expect to utilize most of the net proceeds from the sale of shares of our common stock by us in this offering to immediately repay the $87.0 million balance as of January 12, 2011 of our outstanding debt under our credit agreement, dated July 13, 2009 (the “Credit Agreement”). The Credit Agreement provides for interest rates at the London Interbank Offered Rate plus 2.25% to 3.00%, or the prime lending rate plus 1.25% to 2.00%, depending upon the amount borrowed. The Credit Agreement also requires the payment of commitment fees to the lender on the unutilized commitment. The annual interest rate in effect at September 30, 2010 was 2.76% on the entire outstanding principal balance. The Credit Agreement matures on October 16, 2012. During the last 12 months, we have used proceeds from our Credit Agreement primarily for undeveloped and developed oil and gas property acquisitions.

We expect to use any remaining net proceeds to us from this offering along with our cash flow and borrowings under our Credit Agreement, primarily to fund our drilling and development expenditures on our Bakken and Eagle Ford acreage and for incremental leasehold acquisitions. In addition, but to a lesser extent, available funds will be used to develop proved undeveloped reserves associated with other oil and gas properties, for exploration and for general corporate purposes. General corporate purposes may also include other newly generated development and exploration expenditures and financing of acquisitions of oil and gas properties and related assets.

An affiliate of Wells Fargo Securities, LLC is a lender and the administrative agent under our Credit Agreement and will receive a portion of the net proceeds from this offering through the repayment by us of the indebtedness outstanding under our Credit Agreement with such proceeds. See “Underwriting (Conflicts of Interest)” beginning on page S-26 of this prospectus supplement.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and do not expect to pay any such dividends for the foreseeable future. The declaration of dividends is within the discretion of our board of directors, and will be dependent upon our financial condition and capital requirements, business prospects, and other relevant factors at the time a dividend may be under consideration. In addition, our Credit Agreement limits our ability to pay dividends and make other distributions.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GEOI”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share of our common stock as reported by The NASDAQ Global Select Market.

	Common Stock Price
	High	Low
2011
First Quarter (through January 12, 2011)	$26.95	$22.51

2010
Fourth Quarter	$23.44	$15.83
Third Quarter	$16.43	$13.01
Second Quarter	$17.87	$13.32
First Quarter	$16.25	$11.29

2009
Fourth Quarter	$13.85	$10.09
Third Quarter	$12.19	$8.82
Second Quarter	$10.79	$6.44
First Quarter	$9.74	$4.97

2008
Fourth Quarter	$15.29	$5.61
Third Quarter	$20.74	$9.62
Second Quarter	$29.08	$14.51
First Quarter	$15.35	$8.00

On January 12, 2011, the last sale price of our common stock as reported by The NASDAQ Global Select Market was $25.81 per share. As of January 12, 2011, there were approximately 600 record holders of our common stock. The number of holders does not include holders whose common stock is held in street name.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to reflect our sale of the common stock in this offering (assuming the underwriters’ option to purchase additional shares of our common stock is not exercised) and our receipt of $106.6 million estimated net proceeds, after deducting underwriting commissions and expenses, and the application of a portion of the net proceeds to repay borrowings under our Credit Agreement as described in “Use of Proceeds”.

You should read this table in conjunction with “Use of Proceeds” and “Description of Capital Stock” in this prospectus supplement, and our financial statements and the related notes incorporated by reference into this prospectus supplement.

	As of September 30, 2010
($ in thousands)	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$12,131	$33,706

Total debt — Credit Agreement	85,000	—

Shareholders’ equity:
Preferred stock, $0.01 par value, 20,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 19,723,916 shares issued and outstanding, actual, 24,226,566 shares issued and outstanding, as adjusted	197	242
Additional paid-in capital	147,862	254,392
Accumulated other comprehensive income	2,041	2,041
Retained earnings	48,955	48,955

Total shareholders’ equity	199,055	305,630

Total capitalization	$284,055	$305,630

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of January 12, 2011, 19,726,566 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive or conversion rights. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Under our articles of incorporation, as amended, our board of directors may issue up to 20,000,000 shares of preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without shareholder approval.

Transfer Agent and Registrar

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, 161 North Concord Exchange Street, South St. Paul, Minnesota 55075.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC.

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010, Amendment No. 1 on Form 10-K/A filed with the SEC on July 23, 2010 and Amendment No. 2 on Form 10-K/A filed with the SEC on August 20, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 7, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 5, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 5, 2010, June 15, 2010 and December 28, 2010.

In addition, all documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (including any Form 8-K in which the information is filed but not furnished) will be deemed to be incorporated by reference into this prospectus supplement. You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.georesourcesinc.com. The information contained in, or that can be assessed through, our website is not part of this prospectus supplement. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your request for documents to:

Howard E. Ehler

Chief Financial Officer

GeoResources, Inc.

110 Cypress Station Drive, Suite 220

Houston, Texas 77090

(281) 537-9920

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the internet site maintained by the SEC at http://www.sec.gov.

SELLING SHAREHOLDERS

The table below presents information regarding the selling shareholders and the shares that each selling shareholder is offering under this prospectus supplement. Unless otherwise indicated, beneficial ownership is calculated based on 19,726,566 shares of our common stock outstanding as of January 12, 2011, determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. The table below sets forth certain information known to us, based upon written representations from each selling shareholder, with respect to the beneficial ownership of the shares of our common stock held by each selling shareholder as of January 12, 2011.

Name of Selling Shareholder and Address			Shares to be Sold in this Offering Assuming No Exercise of the Option to Purchase Additional Shares	Shares to be Sold in this Offering Assuming Full Exercise of the Option to Purchase Additional Shares	Shares of Common Stock Beneficially Owned After this Offering
					Number Assuming No Exercise of the Option to Purchase Additional Shares	Number Assuming Full Exercise of the Option to Purchase Additional Shares	Percent Assuming No Exercise of the Option to Purchase Additional Shares(2)	Percent Assuming Full Exercise of the Option to Purchase Additional Shares(3)
	Shares of Common Stock Beneficially Owned Prior to Offering
	Number	Percent(1)
Chandler Energy, LLC(4)	1,234,411	6.3%	430,000	494,500	804,411	739,911	3.3%	3.0%
475 17th Street Suite 1210 Denver, CO 80202

VILLCo Energy, L.L.C.(5)	2,486,054	12.6%	430,000	494,500	2,056,054	1,991,554	8.5%	8.0%
38710 Woodward Ave. Bloomfield Hills, MI 48304

Total	3,720,465	18.9%	860,000	989,000	2,860,465	2,731,465	11.8%	11.0%

(1)	Percentages prior to proposed sales of shares offered by this prospectus supplement are based on 19,726,566 shares of our common stock, excluding treasury shares, which were issued and outstanding as of January 12, 2011.

(2)	If the underwriters’ option to purchase additional shares is not exercised, 24,226,566 shares will be outstanding.

(3)	If the underwriters’ option to purchase additional shares is exercised in full, 24,901,566 shares will be outstanding.

(4)	Collis P. Chandler, III is the sole member of Chandler Energy, LLC and thus is the beneficial owner of the common stock held in the name of Chandler Energy, LLC. Mr. Chandler has been the Executive Vice-President and Chief Operating Officer — Northern Region of the Company since April 17, 2007.

(5)	VILLCo Energy, L.L.C. (“VILLCo Energy”), a Michigan limited liability company, owns the 2,486,054 shares shown directly. In addition, VILLCo Energy is a limited partner of Vlasic FAL, L.P. (“Vlasic FAL”), a Texas limited partnership. Vlasic FAL owns 1,585,203 shares of Company. VILLCo Energy owns approximately 90% of the outstanding partnership interests of Vlasic FAL. Under Vlasic FAL’s agreement of limited partnership, VILLCo Energy may remove the general partner of Vlasic FAL without the consent of the general partner. The manager of VILLCo Energy is VILLCo Services, L.L.C. (“VILLCo Services”), a Michigan limited liability company. The manager of VILLCo Services is VILLCo Management, L.L.C. (“VILLCo Management”), a Michigan limited liability company. The managers of VILLCo Management are Michael A. Vlasic, James J. Vlasic, William J. Vlasic, Richard R. Vlasic and Paul A. Vlasic (the “Vlasics”). Under the VILLCo Management operating agreement, Michael Vlasic, as the executive manager thereof, has the power to vote the shares of Company common stock held by VILLCo Energy. The Vlasics, as the managers of VILLCo Management, by majority vote, have the power to dispose of the Issuer common stock held by VILLCo Energy. Michael A. Vlasic has been a director of the Company since April 17, 2007.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the selling shareholders are offering the shares of common stock described in this prospectus supplement and the accompanying prospectuses through the underwriters named below. Wells Fargo Securities, LLC (the “Representative”) is acting as lead book-running manager and representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite such underwriter’s name.

Underwriters	Number of Shares
Wells Fargo Securities, LLC	2,948,000
C. K. Cooper & Company, Inc.	536,000
Rodman & Renshaw, LLC	536,000
Johnson Rice & Company L.L.C	402,000
Madison Williams and Company LLC	402,000
BMO Capital Markets Corp.	268,000
Global Hunter Securities, LLC	268,000

Total	5,360,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the underwriters option to purchase additional shares described below) if they purchase any of the shares of common stock.

Option to Purchase Additional Shares of Common Stock

We and the selling shareholders have granted to the underwriters an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 804,000 additional shares of common stock from us and the selling shareholders on a pro rata basis at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase the number of additional shares of common stock approximately proportionate to that underwriter’s initial purchase commitment.

Underwriting Discount and Expenses

The underwriters propose to offer some of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares of common stock to dealers at the public offering price less a concession not to exceed $0.75 per share. After the offering, the underwriters may change the public offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we and the selling shareholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Underwriting discounts and commissions paid by us	$1.25	$1.25	$5,625,000	$6,468,750
Underwriting discounts and commissions paid by the selling shareholders	$1.25	$1.25	$1,075,000	$1,236,250

We estimate that our total expenses of this offering, other than the underwriting discounts and commissions, will be approximately $300,000.

Lock-Up Agreements

We, our subsidiaries and certain of our affiliates, including our executive officers and directors and the selling shareholders, have agreed that during the 60 days after the date of this prospectus supplement and subject to certain exceptions, we and they will not, without the prior written consent of Wells Fargo Securities, LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or preferred stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, or (ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any of our common stock or preferred stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock. Moreover, if:

•	during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period,

the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless Wells Fargo Securities, LLC waives, in writing, the extension.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GEOI”.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the Representative, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Transactions to close out the covered syndicate short position involve either purchases of the shares in the open market after the distribution has been completed or the exercise of the option to purchase additional shares. The underwriters may also make “naked” short sales of shares in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open-market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Representative repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ stock market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares.

Conflicts of Interest

As described in “Use of Proceeds”, some of the net proceeds of this offering may be used to repay borrowings under our Credit Agreement. Because an affiliate of Wells Fargo Securities, LLC is a lender and the administrative agent under our Credit Agreement, Wells Fargo Securities, LLC and its affiliate may receive more than 5% of the proceeds of this offering (not including underwriting discounts and commissions). Thus, Wells Fargo Securities, LLC has a “conflict of interest” as defined in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Conduct Rules. The appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market”, as defined in Rule 5121, exists for our common shares.

Other Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates and the selling shareholders for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and the selling shareholders in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Furthermore, an affiliate of Wells Fargo Securities, LLC is a significant counterparty to certain of our hedging instruments.

Electronic Distribution

This prospectus supplement and the accompanying prospectuses in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. The shares will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectuses in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectuses or registration statement of which the accompanying prospectuses forms a part, has not been endorsed by us and the selling shareholders and should not be relied on by investors in deciding whether to purchase shares. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectuses or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectuses or any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000; and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Switzerland

This document as well as any other material relating to the shares of our common stock which are-the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

United Kingdom (Selling Restrictions Addressing Additional Security Laws in the United Kingdom)

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to the Residents of Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the

German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht

— BaFin) nor any other German authority has been notified of the intention to distribute the securities in Germany. Consequently, the securities may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS DOCUMENT AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF THE SECURITIES TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. The securities are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

LEGAL MATTERS

The validity of our common stock being offered under this prospectus supplement and the accompanying prospectuses will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company he owns jointly with his spouse. Certain matters will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas. Certain matters will be passed upon for the selling shareholders by Bodman LLP, Detroit, Michigan, Reiss Eisenpress & Sheppe LLP, New York, New York and Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

INDEPENDENT PETROLEUM CONSULTANTS

The information included in or incorporated by reference into this prospectus supplement and the accompanying prospectuses regarding estimates of our proved reserves and estimates of our share of the Partnerships’ proved reserves, the future net revenues from those reserves and the present value of such future net revenues as of December 31, 2007, 2008 and 2009 is based, in part, on reserve reports prepared by Cawley, Gillespie & Associates, Inc., an independent petroleum engineering firm. These estimates are included in or incorporated by reference into this prospectus supplement and the accompanying prospectuses in reliance upon the authority of Cawley, Gillespie & Associates, Inc. as an expert in petroleum engineering.

GLOSSARY OF INDUSTRY TERMS

We have included below the definitions for certain terms used in this prospectus supplement:

Bbl — One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bbls/d — barrels per day.

Bcf — Billion cubic feet.

Bcfe — Billion cubic feet equivalent, determined using the ratio of six thousand cubic feet (Mcf) of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Boe — Barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.

Boe/d — Barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent per day.

Completion — The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Compression — A force that tends to shorten or squeeze, decreasing volume or increasing pressure.

Dry hole or well — A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed the related oil and natural gas operating expenses and taxes.

Exploitation — The act of making oil and gas property more profitable, productive or useful.

Field — An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

GAAP — Generally accepted accounting principles in the United States of America.

Gross acres or gross wells — The total acres or wells, as the case may be, in which a working interest is owned.

MBbls — One thousand barrels of crude oil or other liquid hydrocarbons.

MMBbls — One million barrels of crude oil or other liquid hydrocarbons.

MBoe — One thousand barrels of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one Boe.

MMBoe — One million barrels of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one Boe.

Mcf — One thousand cubic feet.

Mcfe — One thousand cubic feet equivalent determined by using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis although there have been periods in which they have been lower or substantially lower.

MMcf — One million cubic feet.

MMcf/d — One million cubic feet per day.

MMcfe — One million cubic feet equivalent.

Net acres or net wells — The sum of the fractional working interests owned in gross acres or gross wells.

NRI or Net Revenue Interests — The share of production after satisfaction of all royalty, oil payments and other non-operating interests.

Prospect — A sub-surface formation or trap, which based upon regional drilling activity and/or other geological or geophysical data may contain hydro-carbons sufficient to economically justify the acquisition of mineral rights and exploratory or development drilling.

PV-10% — The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using price and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, depreciation, depletion and amortization, or federal income taxes and discounted using and annual discount rate of 10%. Pre-tax PV10% many be considered a non-GAAP financial measure as defined by the SEC.

Proved developed producing reserves or PDP — Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

Proved developed reserves — Proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves — The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves or PUDs — Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion — The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

Reservoir — A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

SEC — The Securities and Exchange Commission of the United States of America.

Standardized Measure of Discounted Future Net Cash Flows — Present value of proved reserves, as adjusted to give effect to estimated future abandonment costs, net of estimated salvage value of related equipment, and estimated future income taxes.

3-D seismic — Advanced technology method of detecting accumulation of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

Working interest — The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and share of production, subject to all royalties, overriding royalties and other burdens and to share in all costs of exploration, development operations and all risks in connection therewith.

Workover — Operations on a producing well to restore or increase production.

PROSPECTUS

$250,000,000

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

We may offer and sell an indeterminate number of shares of our common stock, preferred stock, depositary shares, debt securities and warrants from time to time under this prospectus. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Shares of our common stock are traded on The NASDAQ Global Market under the symbol “GEOI”.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus and any applicable prospectus supplement carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2010

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell shares of common stock will be made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock, preferred stock, depositary shares, various series of debt securities and warrants to purchase any of such securities with a total value of up to $250,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement may include a discussion of additional risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any supplement or amendment to this prospectus, you must rely on the information in the prospectus supplement or amendment. Please carefully read both this prospectus and any applicable prospectus supplement or amendment together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information”.

We have not authorized any underwriter, broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any supplement or amendment to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any supplement or amendment to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus or any supplement or amendment to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and any supplement or amendment to this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any prospectus supplement or amendment is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in any prospectus supplement or amendment: the names of those underwriters or agents; applicable fees, discounts and commissions to be paid to them; details regarding over-allotment options, if any; and the net proceeds to us.

All references in this prospectus to “we”, “our”, “us”, or “GeoResources” refer to GeoResources, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

ii

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used in this prospectus, “we”, “us”, “GeoResources” and “our” refer to GeoResources, Inc., a Colorado corporation.

GeoResources, Inc.

Overview

GeoResources, Inc., a Colorado corporation formed in 1958, is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering of properties, development drilling and exploration activities primarily focused in three core U.S. areas — the Southwest and Gulf Coast, the Rocky Mountains and the Williston Basin. As a result of several related transactions the Company underwent a substantial change in ownership, management, assets and business strategy, all effective as of April 17, 2007.

On April 17, 2007, the Company merged with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and a subsidiary of Chandler Energy, LLC (“Chandler”) and acquired certain Chandler-associated oil and gas properties in exchange for 10,690,000 shares of common stock (collectively, the “Merger”). As a result of the Merger, the former Southern Bay partners received approximately 57% of the then outstanding common stock of the Company and thus acquired voting control. Although GeoResources was the legal acquirer, for financial reporting purposes the Merger was accounted for as a reverse acquisition of GeoResources by Southern Bay and an acquisition of Chandler and its associated properties.

On June 9, 2008, we completed a private placement transaction with non-affiliated accredited investors for 1,533,334 shares of common stock at a price of $22.50 per share and warrants exercisable for 613,336 shares of common stock at an exercise price of $32.43 per share.

On December 1, 2009, we issued 3,450,000 shares of our common stock to investors pursuant to an offering registered with the SEC. The shares of common stock were sold at $10.20 per share. The closing included the exercise in full of the underwriters’ over-allotment option. Net proceeds from the offering were approximately $33.1 million after deducting the underwriters’ discount and other offering expenses, and were used to reduce outstanding indebtedness under our credit agreement. SMH Capital Inc. acted as Sole Book-Running and Lead Manager of the public offering; Rodman & Renshaw, LLC acted as Co-Lead Manager and C.K. Cooper & Company acted as Co-Manager.

Corporate Information

Our principal executive offices are located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and our telephone number at this address is (281) 537-9920. Our website address is www.georesourcesinc.com. Our website, and the information contained therein, is not a part of this prospectus.

The Securities We May Offer

We may offer up to $250,000,000 of our common stock, preferred stock, depositary shares, debt securities, warrants and units in one or more offerings and in any combination. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

Common Stock

Each Holder of our common stock is entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. There are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock and Depository Shares

Under the terms of our articles of incorporation, our board of directors is authorized, without further action by shareholders, to designate up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Each series of preferred stock, depository shares or depository receipts, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock. We have no present plans to issue any shares of preferred stock, depository shares or depository receipts nor are any shares of our preferred stock, depository shares or depository receipts presently outstanding.

Debt Securities

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we issue debt securities, they will be issued under one or more documents called indentures, the form of which have been filed with the SEC and are attached hereto, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read any prospectus supplement or amendment related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities (which will include a supplemental indenture).

Warrants

We may issue warrants for the purchase of common stock. We may issue warrants independently or together with other securities.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including, without limitation, the statements specifically identified as forward-looking statements within this prospectus. Many of these statements contain risk factors as well. In addition, certain statements in our future filings with the Securities and Exchange Commission (the “SEC”), in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of capital expenditures, revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or Board of Directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “may”, “plan”, “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” as set forth in Item 1A of our Form 10-K for the year ended December 31, 2009 filed on March 12, 2010 and as set forth in Item 1A of our Form 10-Q for the quarter ended September 30, 2010 filed on November 5, 2010, which are incorporated by reference in this prospectus, and any subsequent report that is incorporated by reference into this prospectus.

The risks and uncertainties set forth under the caption in the above document are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also adversely affect our business. Any of the risks discussed in this report or that are presently unknown or not material, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition.

USE OF PROCEEDS

Unless the applicable prospectus supplement or amendment states otherwise, we expect to use the net proceeds of the sale of our securities for general corporate purposes, including, but not limited to, acquisitions of oil and gas properties, companies or prospects, repayment of existing indebtedness and for working capital. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement or amendment, we have identified any such uses, we will describe them in the prospectus supplement or amendment. The amount of our securities offered from time to time pursuant to this prospectus and any prospectus supplement or amendment, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements. If we elect at the time of an issuance of our securities to make different or more specific use of proceeds than described in this prospectus, such use will be described in the prospectus supplement or amendment relating to those securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	8.07	3.53	5.23	4.99	13.21	27.10

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges. “Fixed charges” consists of interest expense incurred on our debt, settlement payments on our interest rate swaps accounted for as cash flow hedges, amortization of debt issuance costs and interest within rental expense estimated to equal one-third of total rental expense.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement or amendment.

Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any prospectus supplement or amendment, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in any prospectus supplement or amendment, and any prospectus supplement or amendment will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement or amendment indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and any applicable prospectus supplement or amendment, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in any applicable prospectus supplement or amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Any prospectus supplement or amendment will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless otherwise specified in any related prospectus supplement or amendment, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to any prospectus supplement or amendment will be listed for trading on the NASDAQ Stock Market or other principal market for our common stock. We may apply to list any series of debt securities, preferred stock, depositary shares or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” or “Plan of Distribution” in any applicable prospectus supplement or amendment.

Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture”, and Subordinated Debt Securities will be issued under a “Subordinated Indenture”. Together, the Senior Indenture and the Subordinated Indenture are called “Indentures”.

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Our rights and the rights of our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may our self be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

•	any limit on the aggregate principal amount of the Debt Securities;

•	each date on which the principal of the Debt Securities will be payable;

•	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

•	each place where payments on the Debt Securities will be payable;

•	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•

whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

•	any other terms of the Debt Securities not inconsistent with the provisions of the Indentures.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance”.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and any integral multiple thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)	the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)	an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3)	subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or the agents of us or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)	the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)	immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)	failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)	any Debt of our self or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $30.0 million;

(7)	certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to GeoResources, Inc. described in clause (7) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to GeoResources, Inc. described in clause (7) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1)	to evidence the succession under the Indenture of another Person to us and to provide for its assumption of our obligations to holders of Debt Securities;

(2)	to make any changes that would add any additional covenants of us for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3)	to add any additional Events of Default;

(4)	to provide for uncertificated notes in addition to or in place of certificated notes;

(5)	to secure the Debt Securities;

(6)	to establish the form or terms of any series of Debt Securities;

(7)	to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8)	to cure any ambiguity, defect or inconsistency; or

(9)	in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6)	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(9)	modify such provisions with respect to modification, amendment or waiver; or

(10)	following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3)	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4)	certain Debt Securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a)	all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)	we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance”, or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance”.

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized independent registered public accounting firm) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (7) under “— Events of Default”, at any time until 121 days after such deposit;

(3)	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4)	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company, as such, shall have any liability for any obligations of the Company under the Debt Securities or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Trustees and any agent of us or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee. If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor. Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee. Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of December 8, 2010, 19,723,916 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive or conversion rights. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Under our articles of incorporation, as amended, our Board of Directors may issue up to 20,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

•	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

•	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

•	United States federal income tax consequences applicable to the warrants;

•	the amount of the warrants outstanding as of the most recent practicable date; and

•	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

LEGAL MATTERS

The validity of the securities being offered from time to time under this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company he owns jointly with his spouse.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Information about our estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of GeoResources, Inc. as of December 31, 2009 contained in our annual report for the year ended December 31, 2009 filed on Form 10-K/A and included or incorporated herein by reference was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineer and geological firm, and is included or incorporated herein in reliance upon their authority as experts in reserves and present values.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, 161 N. Concord Exchange Street, South St. Paul, Minnesota 55075.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010, Amendment No. 1 on Form 10-K/A filed with the SEC on July 23, 2010 and Amendment No. 2 on Form 10-K/A filed with the SEC on August 20, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 7, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 5, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 5, 2010 and June 15, 2010.

In addition, all documents which we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (including any Form 8-K in which the information is filed but not furnished) will be deemed to be incorporated by reference into this prospectus and any prospectus supplements. You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.georesourcesinc.com. The information contained in, or that can be assessed through, our website is not part of this prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your request for documents to:

Howard E. Ehler

Chief Financial Officer

GeoResources, Inc.

110 Cypress Station Drive, Suite 220

Houston, Texas 77090

(281) 537-9920

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

PROSPECTUS

GEORESOURCES, INC.

COMMON STOCK

This prospectus relates to the sale by the selling stockholders of up to 10,820,406 of our shares of common stock from time to time. The shares were issued to the selling stockholders in connection with (1) our mergers with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and PICA Energy, LLC (“PICA”) on April 17, 2007, (2) our acquisition of certain Yuma Working Interests (the “Yuma Working Interests”) on April 17, 2007 and (3) our private placement of 130,406 shares of common stock to certain members of our management team and our board of directors and their affiliates in July 2007. The selling stockholders are (1) former holders of equity interests in Southern Bay or PICA, (2) former holders of Yuma Working Interests or (3) members of management, our board of directors and their affiliates. These shares of our common stock were registered pursuant to a registration rights agreement with the selling stockholders.

The shares were registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any means described in the section titled “Plan of Distribution”. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is quoted on The NASDAQ Global Market under the symbol “GEOI”. On October 15, 2010, the last reported sale price of our common stock was $17.40 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WHICH WE REFERENCE ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2010

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell shares of common stock will be made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

i

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”), including, without limitation, the statements specifically identified as forward-looking statements within this prospectus. Many of these statements contain risk factors as well. In addition, certain statements in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or Board of Directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “may”, “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

Information about GeoResources, Inc.

GeoResources, Inc., a Colorado corporation formed in 1958, is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, development and exploration activities primarily focused in three core U.S. areas — the Southwest and Gulf Coast, the Rocky Mountains and the Williston Basin. As a result of several related transactions we underwent a substantial change in ownership, management, assets and business strategy, all effective as of April 17, 2007.

On April 17, 2007, we merged with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and a subsidiary of Chandler Energy, LLC (“Chandler”) and acquired certain Chandler-associated oil and gas properties in exchange for 10,690,000 shares of common stock (collectively, the “Merger”). As a result of the Merger, the former Southern Bay partners received approximately 57% of our then outstanding common stock and thus acquired voting control. Although we were the legal acquirer, for financial reporting purposes the Merger was accounted for as a reverse acquisition of GeoResources by Southern Bay and an acquisition of Chandler and its associated properties.

On June 9, 2008, we completed a private placement transaction with non-affiliated accredited investors for 1,533,334 shares of common stock at a price of $22.50 per share and warrants exercisable for 613,336 shares of common stock at an exercise price of $32.43 per share.

On June 2, 2009 we announced a material acquisition of additional oil and gas property interests. Together with another acquisition shortly before, we spent approximately $58 million to acquire these properties. See “Incorporation of Certain Information by Reference — Where You Can Find More Information”.

On December 1, 2009, we issued 3,450,000 shares of our common stock to investors pursuant to an offering registered with the SEC. The shares of common stock were sold at $10.20 per share. The closing included the exercise in full of the underwriters’ over-allotment option. Net proceeds from the offering were approximately $33.1 million after deducting the underwriters’ discount and other offering expenses, and were used to reduce

1

outstanding indebtedness under our credit agreement. SMH Capital Inc. acted as Sole Book-Running and Lead Manager of the public offering; Rodman & Renshaw, LLC acted as Co-Lead Manager and C.K. Cooper & Company acted as Co-Manager.

Our principal executive office is located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and our telephone number is (281) 537-9920. Our internet website is www.georesourcesinc.com.

Post-Effective Amendments

We filed a registration statement on Form S-3 that became effective on August 13, 2007 with respect to the shares covered by this prospectus. Due to the late filing of a periodic report with the SEC in 2009, we ceased to qualify for the use of a registration statement on Form S-3 under applicable SEC regulations. To assure that the shares of our common stock held by the selling stockholders may be sold pursuant to an effective registration statement, we filed several post-effective amendments on Form S-1 to the registration statement. This post-effective amendment on Form S-3 constitutes a post-effective amendment to the registration statement, and we are filing it on Form S-3 for the purpose of reverting the registration statement from a registration statement on Form S-1 because we are eligible to use Form S-3.

Use of Proceeds

We will not receive any proceeds from the sale of securities by the selling security holders.

RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” as set forth in Item 1A of our Form 10-K for the year ended December 31, 2009 filed on March 12, 2010, Amendment No. 1 to our Form 10-K filed on July 23, 2010 and Amendment No. 2 to our Form 10-K filed on August 20, 2010, which are incorporated by reference in this prospectus, and any subsequent report that is incorporated by reference into this prospectus.

The risks and uncertainties set forth under the caption in the above document are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also adversely affect our business. Any of the risks discussed in this report or that are presently unknown or not material, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition.

2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

General

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents previously filed with the SEC are hereby incorporated by reference into this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010, Amendment No. 1 on Form 10-K/A filed with the SEC on July 23, 2010 and Amendment No. 2 on Form 10-K/A filed with the SEC on August 20, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 7, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 5, 2010 and June 15, 2010.

In addition, all documents which we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (including any Form 8-K in which the information is filed but not furnished) will be deemed to be incorporated by reference into this prospectus and any prospectus supplements. You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.georesourcesinc.com. The information contained in, or that can be assessed through, our website is not part of this prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your request for documents to:

Howard E. Ehler

Chief Financial Officer

GeoResources, Inc.

110 Cypress Station Drive, Suite 220

Houston, Texas 77090

281-537-9920

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

3

SELLING SECURITY HOLDERS

The following table sets forth certain information as of July 24, 2007 and currently, with respect to the selling security holders. The last column in the following table assumes that the selling security holders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares, if any, that actually will be sold.

The number and percentage of shares beneficially owned was based on 14,703,383 shares outstanding at July 24, 2007, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). As of October 15, 2010, we had 19,723,916 shares issued and outstanding. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

	Shares Owned Prior to Offering(1)		Remaining Shares Offered Pursuant to this Prospectus Number	Shares Owned After Offering
Name of Selling Stockholder	Number	Percent		Number(2)	Percent
John F. Anderson	11,420	**	11,420	0	—
Robert J. Anderson(3)(4)	28,244	**	28,244	0	—
NFS/FMTC IRA FBO Robert J. Anderson(3)	21,304	**	21,304	0	—
Beechor Investors(27)	37,099	**	37,099	0	—
Sarah Carson-Lowe(5)(6)	5,000	**	5,000	0	—
Castle Creek Resources, Inc.(7)	106,081	**	106,081	0	—
Chandler Energy, LLC(8)(6)	1,620,711	10.9%	1,595,711	25,000	**
Steven C. Collins(9)(4)	37,814	**	37,814	0	—
NFS/FMTC IRA FBO Steven C. Collins(9)	31,329	**	31,329	0	—
Christopher E. Cottrell(10)(4)	25,021	**	25,021	0	—
NFS/FMTC IRA FBO Christopher E. Cottrell(10)	37,595	**	37,595	0	—
Paul B. David	25,063	**	25,063	0	—
Janice C. Dinham	1,142	**	1,142	0	—
Howard E. Ehler(11)(4)	39,792	**	39,792	0	—
NFS/FMTC IRA FBO Howard E. Ehler(11)	4,261	**	4,261	0	—
Jennifer Foy(12)(6)	5,000	**	5,000	0	—
Michael J. Foy & Paula J. Foy(7)	12,532	**	12,532	0	—
Barry R. Gager	19,129	**	19,129	0	—
Jim Glenn(13)(6)	10,000	**	10,000	0	—
Griffin Investments, LLC(28)	12,753	**	12,753	0	—
Johnny F. Hickman(14)(4)	7,929	**	7,929	0	—
NFS/FMTC IRA FBO Johnny F. Hickman(14)	18,798	**	18,798	0	—
Christopher W. Hunt(15)	35,000	**	35,000	0	—
J.F. Joliat Revocable Living Trust(16)	125,190	**	125,190	0	—
J.F. Joliat Irrevocable Living Trust(16)	75,190	**	75,190	0	—
J. Mark Joliat Revocable Living Trust(16)	25,063	**	25,063	0	—
William L. Jobe	37,099	**	37,099	0	—
Karen Joliat(16)	25,063	**	25,063	0	—
Kenwinn Investments LLC(29)	12,532	**	12,532	0	—
LaJoie Ventures, Ltd.(30)	25,063	**	25,063	0	—
Lakewood Investments, LLC(31)	24,732	**	24,732	0	—
Frank A. Lodzinski(17)(18)	65,957	**	65,957	0	—

4

	Shares Owned Prior to Offering(1)		Remaining Shares Offered Pursuant to this Prospectus Number	Shares Owned After Offering
Name of Selling Stockholder	Number	Percent		Number(2)	Percent
Timothy D. Merrifield(19)(4)	45,072	**	45,072	0	—
NFS/FMTC IRA FBO Timothy D. Merrifield(19)	18,296	**	18,296	0	—
Morrison Enterprises, Inc.(32)	373,662	2.5%	373,662	0	—
Francis M. Mury(20)(4)	86,000	**	86,000	0	—
Frank W. Nessinger	6,183	**	6,183	0	—
Paul M. & Carol Kameny Family Trust 1995	12,532	**	12,532	0	—
Juanita Ramirez(21)(4)	8,626	**	8,626	0	—
Thomas A. Reiser	25,063	**	25,063	0	—
Robert B. Rodgers	37,595	**	37,595	0	—
James D. Simpson	25,063	**	25,063	0	—
SJB, LLC(33)	37,099	**	37,099	0	—
Daryl R. Stewart(22)	16,266	**	16,266	0	—
Paul R. Stewart	18,549	**	18,549	0	—
Stewart Petroleum Corporation(22)	55,648	**	55,648	0	—
Leslie Tamura(23)(6)	5,000	**	5,000	0	—
Troy B. Thibodeaux(24)(4)	41,601	**	41,601	0	—
NFS/FMTC IRA FBO Troy B. Thibodeaux(24)	17,294	**	17,294	0	—
Thomas L. Joliat Living Trust(16)	50,127	**	50,127	0	—
Arnold Van Zanten, Jr. Revocable Trust	25,063	**	25,063	0	—
Sandra L. Vega(25)(4)	3,964	**	3,964	0	—
VL Energy, L.L.C., Agent(4)	92,000	**	0	92,000	**
Vlasic FAL, L.P.(18)	5,022,018	34.2%	5,022,018	0	—
Wachovia Capital Partners 2005, LLC(26)	1,888,560	12.8%	1,888,560	0	—
Steven R. Weisberg Revocable Trust u/a/d April 16, 1992	15,000	**	15,000	0	—
Westchester, LLC(34)	12,753	**	12,753	0	—
Windlass Energy Value Partners, L.P.(35)	250,635	1.7%	250,635	0	—
Yuma SG, LLC(36)	61,831	**	61,831	0	—
Total	10,820,406	73.6%	10,703,406	117,000	**

**	Less than 1%
(1)	Percentages prior to proposed sales of shares offered by this prospectus are based on 14,703,383 shares of our common stock, excluding treasury shares, which were issued and outstanding as of July 24, 2007.
(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because, except as noted, there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering with the exception of the shares held for certain persons that have not vested at this time. Since the effective date of the original registration statement on Form S-3 some or all of the selling stockholders may have disposed of some or all of the shares listed in the selling stockholder table.
(3)

Mr. Anderson has been the Vice President, Business Development, Acquisitions and Divestitures of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Anderson, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 16,000 shares of common stock for Mr. Anderson until certain

5

vesting requirements are met. The 16,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 below and are in addition to the shares of common stock held in the name of Mr. Anderson.

(4)	Pursuant to the shareholders agreement between Southern Bay Oil & Gas, L.P., VL Energy, L.L.C. and certain former equity holders of Southern Bay Oil & Gas, L.P., VL Energy L.L.C. holds record title to the 92,000 shares of common stock that are subject to vesting requirements, and if any of those shares are not vested for any reason, they may be retained by VL Energy L.L.C. VL Energy, L.L.C. only has a pecuniary interest in and a shared right to dispose of the 92,000 that may be retained by VL Energy, L.L.C., and currently shares the right to dispose of those shares with each employee that is ultimately entitled to his or her portion of the 92,000 shares.
(5)	Ms. Carson-Lowe has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Ms. Carson-Lowe and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 5,000 shares of common stock for Ms. Carson-Lowe until certain vesting requirements are met. The 5,000 shares of common stock are in addition to the shares held in the name of Ms. Carson-Lowe.
(6)	Chandler Energy, LLC holds record title to 25,000 shares of common stock pursuant to the shareholders agreement between Chandler Energy, LLC and certain former employees of Chandler Energy, LLC and current employees of the company. The 25,000 shares of common stock will automatically vest on April 17, 2008. Chandler Energy, LLC only has a pecuniary interest in and a shared right to dispose of the 25,000 shares of common stock that may be retained by Chandler Energy, LLC, and currently shares the right to dispose of those shares with each employee that is ultimately entitled to his or her portion of the 25,000 shares of common stock.
(7)	Mr. and Mrs. Foy, as joint tenants, are the sole shareholders of Castle Creek Resources, Inc. and thus are the beneficial owners of all common stock held by Castle Creek Resources, Inc.
(8)	Mr. Collis Chandler, III is the sole member of Chandler Energy, LLC and thus is the beneficial owner of the common stock held in the name of Chandler Energy, LLC except for 25,000 shares of common stock, which are held by Chandler Energy, LLC for certain former employees of Chandler Energy, LLC subject to certain vesting requirements. Mr. Chandler has been the Executive Vice-President and Chief Operating Officer — Northern Region of the company since the closing of the mergers on April 17, 2007.
(9)	Mr. Collins has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Collins, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 12,000 shares of common stock for Mr. Collins until certain vesting requirements are met. The 12,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Collins.
(10)	Mr. Cottrell has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Cottrell, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C holds record title to 12,000 shares of common stock for Mr. Cottrell until certain vesting requirements are met. The 12,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Cottrell.
(11)	Mr. Ehler has been a Vice President and the Chief Financial Officer of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Ehler, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 16,000 shares of common stock for Mr. Ehler until certain vesting requirements are met. The 16,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Ehler.
(12)	Ms. Foy has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Ms. Foy and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 5,000 shares of common stock for Ms. Foy until certain vesting requirements are met. The 5,000 shares of common stock are in addition to the shares held in the name of Ms. Foy.

6

(13)	Mr. Glenn has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Glenn and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 10,000 shares of common stock for Mr. Glenn until certain vesting requirements are met. The 10,000 shares of common stock are in addition to the shares held in the name of Mr. Glenn.
(14)	Mr. Hickman has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Hickman, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 2,000 shares of common stock for Mr. Hickman until certain vesting requirements are met. The 2,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Hickman.
(15)	Mr. Hunt was a director of the Company from April 17, 2007 until March 30, 2010.
(16)	Mr. Joliat has been a director of the Company since the closing of the mergers on April 17, 2007. Mr. Joliat is the beneficial owner of 200,380 shares of common stock. Mr. Joliat is the trustee of two family trusts, which hold an aggregate of 75,190 shares of common stock. Additionally, the shares held in the name of Karen Joliat are not beneficially owned by Mr. Joliat.
(17)	Mr. Lodzinski has been the Chief Executive Officer and Chairman of the Board of Directors of the Company since the closing of the mergers on April 17, 2007.
(18)	Based on the legal structure of Vlasic FAL, L.P., Mr. Lodzinski and Mr. Vlasic are beneficial owners of all of the shares of common stock held by Vlasic FAL, L.P., and share the right to vote and dispose of these shares.
(19)	Mr. Merrifield has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Merrifield, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 12,000 shares of common stock for Mr. Merrifield until certain vesting requirements are met. The 12,000 shares of common stock are included in the 92,000 shares discussed above in footnote 4 and are in addition to the shares held in the name of Mr. Merrifield.
(20)	Mr. Mury has been the Executive Vice-President and Chief Operating Officer – Southern Region of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Mury, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 14,000 shares of common stock for Mr. Mury until certain vesting requirements are met. The 14,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Mury.
(21)	Ms. Ramirez has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Ms. Ramirez, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 1,000 shares of common stock for Ms. Ramirez until certain vesting requirements are met. The 1,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Ms. Ramirez.
(22)	Mr. Stewart is the sole shareholder of Stewart Petroleum Corporation and thus has beneficial ownership of all shares of common stock held in the name of Stewart Petroleum Corporation.
(23)	Ms. Tamura has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Ms. Tamura and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 5,000 shares of common stock for Ms. Tamura until certain vesting requirements are met. The 5,000 shares of common stock are in addition to the shares held in the name of Ms. Tamura.
(24)	Mr. Thibodeaux has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Thibodeaux, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 6,000 shares of common stock for Mr. Thibodeaux until certain vesting requirements are met. The 6,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Thibodeaux.

7

(25)	Ms. Vega has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Ms. Vega, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 1,000 shares of common stock for Ms. Vega until certain vesting requirements are met. The 1,000 shares of common stock are included in the 92,000 shares discussed above in footnote 4 above and are in addition to the shares held in the name of Ms. Vega.
(26)	Mr. Scott R. Stevens was a director of the Company from the closing of the mergers on April 17, 2007 until March 30, 2010 and has been a member of the management of Wachovia Capital Partners 2005, LLC since 2003. Mr. Stevens is not a beneficial owner of any shares of common stock held by Wachovia Capital Partners 2005, LLC.
(27)	Trenton V. Stafford has voting and investment control over shares held by Beechor Investors.
(28)	H. Thomas McMeekin has voting and investment control over shares held by Griffin Investments, LLC.
(29)	Kenneth Winningkoff has voting and investment control over shares held by Kenwinn Investments LLC.
(30)	Robert E. La Joie has voting and investment control over shares held by LaJoie Ventures, Ltd.
(31)	Terry J. Cox has voting and investment control over shares held by Lakewood Investments, LLC.
(32)	Kenneth Morrison has voting and investment control over shares held by Morrison Enterprises, Inc.
(33)	Scott J. Balfour has voting and investment control over shares held by SJB, LLC.
(34)	Reid A. Godbolt has voting and investment control over shares held by Westchester, LLC.
(35)	Brady Hughes has voting and investment control over shares held by Windless Energy Value Partners, L.P.
(36)	John E. Freyer has voting and investment control over shares held by Yuma SG, LLC.

8

PLAN OF DISTRIBUTION

The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell these shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges, on any automated interdealer quotation system on which the shares are listed, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. We and the selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of these methods of sale; or

•	any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders and selling holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by

9

them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders and selling holders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

10

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of October 15, 2010, 19,723,916 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive or conversion rights. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Under our articles of incorporation, as amended, our Board of Directors may issue up to 20,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.

Warrants

As of October 15, 2010, we had outstanding warrants to purchase 613,336 shares of our common stock at $32.43 per share during the period ending June 5, 2013.

11

LEGAL MATTERS

The validity of the common stock being offered from time to time under this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company owned jointly by him and his spouse.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Information about our estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of GeoResources, Inc. as of December 31, 2009 contained in Amendment No. 1 to our annual report for the year ended December 31, 2009 filed on Form 10-K/A and included or incorporated herein by reference was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineer and geological firm, and is included or incorporated herein in reliance upon their authority as experts in reserves and present values.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, 161 N. Concord Exchange Street, South St. Paul, Minnesota 55075.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

12

5,360,000 Shares

Common stock

PROSPECTUS

January 12, 2011

Sole Book-Running Manager

Wells Fargo Securities

Co-Managers

C. K. Cooper & Company

Rodman & Renshaw, LLC

Johnson Rice & Company L.L.C.

Madison Williams

BMO Capital Markets

Global Hunter Securities